Exhibit 21.1

Subsidiaries of Edgen Murray II, L.P.

Edgen Murray Corporation, a Nevada corporation

Edgen Murray Canada Inc., an Alberta corporation

EMGH Limited, an English limited company

Edgen Murray Cayman Corporation, a Cayman exempt company

Pipe Acquisition Limited, an English limited company

Edgen Murray Europe Limited, an English limited company

Edgen Murray Pte. Ltd., a Singapore limited company

Edgen Murray FZE, a United Arab Emirates limited company

EMBZ I, L.L.C., a South Dakota limited liability company

EMBZ II, L.L.C, a South Dakota limited liability company

Edgen Murray do Brasil Limitada, a Brazilian Sociedade

por Quotas de Responsabilidade Limitada

Edgen Murray Bahrain W.L.L.